Exhibit 99.1

For Immediate Release
Investor Contact: Chris Meyers	Media Contact: Meredith Gremel
Executive Vice President & CFO	Vice President Corporate Affairs and Communications
(616) 878-8023	(616) 878-2830

SpartanNash Appoints Dave Staples President and COO

GRAND RAPIDS, MICHIGAN – August 29, 2016 – SpartanNash (Nasdaq: SPTN) announced that the Board of Directors has appointed Dave Staples as the Company President; Mr. Staples will continue as Chief Operating Officer.

Mr. Staples will continue to report directly to Dennis Eidson, who continues his responsibilities as Chairman and Chief Executive Officer. As President and Chief Operating Officer, Mr. Staples will lead the Company’s overall strategy implementation and execution, and direct all operating aspects of the retail, wholesale and military distribution business segments. This move will enable Mr. Eidson to continue to focus on long-term strategic growth opportunities.

“Dave has been an instrumental member of our team for the past 16 years and a key leader in our transformational merger in 2013,” notes Mr. Eidson, who was elected Chairman of the Board at the company’s annual shareholders meeting in June of 2016. “Dave has been serving as SpartanNash's Chief Operating Officer since March 1, 2015, and his leadership in integrating and optimizing the wholesale and military supply chains has been tremendous.”  Mr. Staples previously held the position of Executive Vice President and Chief Financial Officer since 2000. He served as the CFO until Chris Meyers joined the company in April of 2016.

The following associates will continue to report to Mr. Staples: Derek Jones, Executive Vice President, President, Wholesale and Distribution Operations; Ted Adornato, Executive Vice President, Retail Operations; Larry Pierce, Executive Vice President, Merchandising and Marketing; Ed Brunot, Executive Vice President, President MDV; and Dave Couch, Chief Information Officer.

In addition to Mr. Staples, the following associates will continue to report to Mr. Eidson: Kathy Mahoney, Executive Vice President, Chief Legal Officer and Secretary; Chris Meyers, Executive Vice President, Chief Financial Officer; and Jerry Jones, Senior Vice President, Human Resources.

About SpartanNash

SpartanNash (SPTN) is a Fortune 400 company and the leading distributor serving U.S. military commissaries and exchanges in the world, in terms of revenue. The Company's core businesses include distributing grocery products to military commissaries and exchanges and independent and Company-owned retail stores located in 47 states and the District of Columbia, Europe, Cuba, Puerto Rico, Bahrain and Egypt. SpartanNash currently operates 160 supermarkets, primarily under the banners of Family Fare Supermarkets, Family Fresh Markets, D&W Fresh Markets, and Sun Mart.